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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-62837 of Sun Life Assurance Company of Canada (U.S.) on Form S-2 of our report dated February 5, 1998, included in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 1997, and to the use of our report dated February 5, 1998 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the references to us under the heading "Accountants" in such Prospectus.

DELOITTE & TOUCHE LLP


Boston, Massachusetts
November 24, 1998